As filed with the Securities and Exchange Commission April 16, 2025

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEWSMAX INC.

(Exact name of registrant as specified in its charter)

Florida	4833	99-2600308
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

750 Park of Commerce Drive, Suite 100

Boca Raton, Florida 33487

(561) 686-1165
(Address and telephone number of registrant’s principal executive offices)

Christopher Ruddy

Newsmax, Inc.

Chief Executive Officer

750 Park of Commerce Drive, Suite 100

Boca Raton, Florida 33487

(561) 686-1165
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ariel Yehezkel, Esq. Alexander M. Schwartz, Esq.
Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Tel: (212) 653-8700
Fax: (212) 653-8701

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 16, 2025

NEWSMAX, INC.

Up to 25,633,636 Shares of Class B Common Stock

This prospectus relates to the resale from time to time of up to 25,633,636 shares of Class B common stock, par value $0.001 per share (the “Class B Common Stock”) of Newsmax, Inc. (the “Company,” “we,” “us” or “our”), consisting of (i) 25,624,912 shares of Class B Common Stock, by YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Selling Stockholder” or “Yorkville”) and (ii) 8,724 shares of Class B Common Stock issued to Yorkville as Commitment Shares (as hereinafter defined). The shares being offered by this prospectus consist of shares of Class B Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Stockholder on April 4, 2025 (the “Purchase Agreement”), pursuant to which the Selling Stockholder has committed to purchase from us, at our direction, up to $1,200,000,000 of Class B Common Stock, subject to terms and conditions specified in the Purchase Agreement. As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our common stock at our election and in our discretion from time to time after the date of the Purchase Agreement and prior to the second anniversary of the Purchase Agreement, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, we have issued to the Selling Stockholder 8,724 shares of Class B Common Stock pursuant to the terms of the Purchase Agreement (the “Commitment Shares”).

Unless the Company obtains stockholder approval under Section 312.03 of the NYSE Listed Company Manual, the Company may not effect any sales under the Purchase Agreement to the extent that after giving effect to such sale the aggregate number of shares of Class B Common Stock issued under the Purchase Agreement together with any shares of Class B Common Stock issued in connection with any other transactions that may be considered part of the same series of transactions, where the number of shares issued would exceed the number of shares representing 19.99% of our outstanding common stock (including our Class A common stock on an as converted basis) (the “Exchange Cap”), subject to certain limited exceptions.

The resale of our Class B Common Stock being offered by the Selling Stockholder pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our common stock. We provide more information about how the Selling Stockholder may sell or otherwise dispose of the shares of our Class B Common Stock in the section entitled “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the shares of Class B Common Stock offered hereby. The Selling Stockholder will bear all commissions and discounts, if any, attributable to its sales of the shares of Class B Common Stock offered hereby. Though we have been advised by Yorkville and Yorkville represents in the Purchase Agreement, that Yorkville is purchasing the Shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws, Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our Class B Common Stock by Yorkville and any discounts, commissions or concessions received by Yorkville are deemed to be underwriting discounts and commissions under the Securities Act. See the section of this prospectus entitled “Committed Equity Financing” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information regarding the Selling Stockholder.

Our Class B Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “NMAX”. On April 15, 2025, the closing price as reported on the NYSE was $26.14 per share.

We are an “emerging growth company” and “smaller reporting company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

We are a “controlled company” within the meaning of the corporate governance rules of the NYSE, and are therefore permitted to elect not to comply with certain corporate governance requirements thereunder.

Investing in our Class B Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2025

i

ABOUT THIS PROSPECTUS

We may provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus or incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus, including any documents incorporated by reference, and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

ii

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein and therein, contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus and the documents incorporated by reference herein and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions. The forward-looking events discussed in this prospectus and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Our businesses may be affected by, among other things, the following:

●	our businesses operate in highly competitive and dynamic industries, and our businesses and results of operations could be adversely affected if we do not compete effectively;

●	changes in consumer behavior continue to adversely affect our businesses and challenge existing business models;

●	a decline in advertisers’ expenditures or changes in advertising markets could negatively impact our businesses;

●	our success depends on consumer acceptance of our content, and our businesses may be adversely affected if our content fails to achieve sufficient consumer acceptance;

●	our businesses depend on keeping pace with technological developments;

●	weak economic conditions may have a negative impact on our businesses;

●	unfavorable litigation or governmental investigation results could require us to pay significant amounts or lead to onerous operating procedures.

●	our ability to meet conditions precedent to issue shares of our Class B Common Stock to Yorkville under the Purchase Agreement;

●	the volatility of the price of our Class B Common Stock that may result from sales of shares of Class B Common Stock by Yorkville or other shares of Class B Common Stock we previously registered for resale;

●

the dilution of holders of our Class B Common Stock from our issuance of shares of Class B Common Stock to Yorkville. There can be no guarantee that how many shares of Class B Common Stock we will issue under the Purchase Agreement, if at all;

●	“short squeezes” due to sudden increases in demand for shares of our Class B Common Stock that largely exceeds supply has led to, and may continue to lead to, extreme price volatility in shares of our Class B Common Stock;

●	information published by third parties that include statements not attributable to the Company and not be reliable or accurate; and

●	other factors detailed under the section entitled “Risk Factors” and included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our Class B Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information contained in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 5 of this prospectus and in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Company

Newsmax Inc. is a holding company that owns 100% of the equity interests of its operating company Newsmax Media, Inc. (“Newsmax Media”). Newsmax Media and its subsidiaries operate the businesses described in and incorporated by reference into this prospectus.

Newsmax Media has six wholly-owned subsidiaries: Newsmax Broadcasting, LLC, a Florida limited liability company (“Newsmax Broadcasting”), Crown Atlantic Insurance, LLC, a Florida limited liability company (“Crown Atlantic”), Humanix Publishing, LLC, a Florida limited liability company (“Humanix Publishing”), Medix Health LLC, a Florida limited liability company (“Medix Health”), ROI Media Strategies, LLC, a Florida limited liability company (“ROI Media Strategies”), and Newsmax Radio LLC, a Florida limited liability company (“Newsmax Radio,” and together with Newsmax Media, Newsmax Broadcasting, Crown Atlantic Insurance, Humanix Publishing, Medix Health, and ROI Media Strategies, the “Subsidiaries”).

Newsmax Media is a television broadcaster and multi-platform content publisher with a mixed-revenue model that primarily derives income from (i) digital, linear and over-the-top (“OTT”) television advertising, (ii) online web and digital advertising, (iii) cable license fees and streaming subscriptions, and (iv) subscriptions to online and print publications. Newsmax Media uses original news, syndicated services and editorial content to draw consumers to its media outlets, including through its highly-rated TV channel, digital websites and print publications, and its website, Newsmax.com, in order to sell advertising to third party marketers. Newsmax Media also sells subscriptions to its own streaming, digital and print products through its channels and platforms. Newsmax Media differentiates itself in a crowded media marketplace, among other things, through broad distribution of Newsmax Media’s content across linear cable, OTT streaming, and digital and print platforms, all with a focus on content related to politics, health, finance and lifestyle for an audience primarily comprised of viewers who are 45 years old or older.

Newsmax Media’s industry leading digital brand, which started in 1998, enabled it to launch Newsmax, its linear cable channel, in 2014. Today, each month, more than 40 million Americans watch, read and listen to Newsmax. The Newsmax channel is currently carried by major Multichannel Video Programming Distributor (“MVPDs”) cable/satellite systems in the United States. Nielsen reports that Newsmax is the fourth highest-rated cable news network in the United States, with 21 million regular viewers, and is one of the 15 most viewed basic cable programs. In 2023, Nielsen reported that Newsmax was the only cable news channel with ratings growth across all dayparts, seeing a 42% increase in total viewership in prime time, 16% in daytime, 23% in total day, including a 69% increase in total day viewership among adults between age 35 and 64, and an 11% increase in access. As such, Newsmax Media became the first major digital brand to become the fastest-growing cable news platform. Meanwhile, competitor Fox News saw a 6% decline in viewership for total day and a 2% decline in prime during the same time period. In the first half of 2024, Newsmax’s total viewership in prime time grew by 41%, including a 10% increase among adults between the ages of 35 and 64, and by 36% in total day, including a 16% increase among adults between 35 and 64. In comparison, Fox News experienced a 10% increase in prime time viewership, including a 10% increase among adults between age 35 and 64, and a 2% increase in total day, including a 1% increase among adults between age 35 and 64. Overall, Newsmax’s total day ratings grew by 36% in the first half of 2024 compared to the first half of 2023, compared to 7% growth for MSNBC, a 2% growth for Fox News, a 3% growth for CNN, a 7% decline for CNBC and a 36% decline for Newsnation.

Corporate History

Newsmax Inc. is a holding company that owns 100% of the equity interests of its operating company Newsmax Media. Newsmax Media and the other Subsidiaries operate the businesses described in and incorporated by reference into this prospectus.

Newsmax Media was incorporated as Sequoia Digital Corporation in the State of Nevada in 1998. In 1999, Newsmax Media changed its name from Sequoia Digital Corporation to Newsmax.com, Inc. In 2001, Newsmax Media changed its name from Newsmax.com, Inc. to Newsmax Media, Inc. In 2006, Newsmax Media became a wholly-owned subsidiary of NMX Holdings, LLC. In 2014, Newsmax Media changed its state of domicile from Nevada to Delaware and consummated a corporate reorganization in which the members of NMX Holdings, LLC exchanged their membership interests in NMX Holdings, LLC for capital stock of Newsmax Media.

In 2024, Newsmax Media consummated a corporate reorganization. Newsmax Inc. was formed as a new holding company that owns all of the outstanding shares of the operating company, Newsmax Media. The stockholders of Newsmax Media exchanged their shares of capital stock in Newsmax Media for the same class and number of shares in Newsmax Inc. Subsequently, Newsmax Media changed its state of domicile from Delaware to Florida. As a result of this reorganization, Newsmax Inc. became the direct holding company and the sole shareholder of Newsmax Media. Newsmax Media’s ownership of its Subsidiaries was not affected or changed as a result of this reorganization.

On March 28, 2025, we amended and restated our Articles of Incorporation (the “Amended and Restated Articles of Incorporation”) to, among other things, reclassify our authorized share capital to implement a dual class of securities, such that each share of our Class A Common Stock except for those held by our Chief Executive Officer, issued and outstanding immediately prior to the effectiveness of the Amended and Restated Articles of Incorporation (the “Effective Time”) was recapitalized, reclassified and reconstituted into one fully paid and non-assessable share of Class B Common Stock; provided, that each share of capital stock, par value $0.001 per share, of Newsmax Inc. issued and outstanding immediately prior to the Effective Time held by Mr. Christopher Ruddy, our Chief Executive Officer and director (and/or his affiliates), was recapitalized, reclassified and reconstituted into one fully paid and non-assessable share of Class A Common Stock of Newsmax Inc. (the “Recapitalization”). Each share of our Class A Common Stock after the Recapitalization has ten votes per share and each share of our Class B Common Stock after the Recapitalization has one vote per share.

In addition, on March 28, 2025, we effectuated a 6,765.396-for-1 forward stock split (the “Forward Stock Split”) of all of the outstanding shares of Newsmax Inc., which became effective immediately following the Recapitalization. All share and per share information reflect the Forward Stock Split.

Recent Developments

On March 7, 2025, we entered into a Selling Agency Agreement with Digital Offering, LLC, as selling agent, to sell up to 7,500,000 shares of our Class B Common Stock at a purchase price of $10.00 per share through a best-efforts offering pursuant to Regulation A under the Securities Act. The shares of Class B Common Stock were offered pursuant to our offering statement on Form 1-A, initially filed with the Securities and Exchange Commission (the “SEC”) on February 7, 2025 and initially qualified by the SEC on March 7, 2025.

On March 28, 2025, we completed the offering and sold an aggregate of 7,500,000 shares of Class B Common Stock, resulting in aggregate gross proceeds of $75,000,000, before deducting commissions and other expenses payable to the selling agent.

On March 31, 2025, shares of our Class B Common Stock began trading on the NYSE.

Implications of Being an Emerging Growth Company

As an issuer with (i) less than $1.235 billion in total annual gross revenues during our last fiscal year, (ii) $700 million in market value of our capital stock held by non-affiliates and (iii) $1.07 billion in non-convertible debt over a three-year period, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our members on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to continue to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial offering, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.07 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we qualify as a “smaller reporting company” under the SEC’s rules. Generally, a company qualifies as a “smaller reporting company” if (i) it has public float of less than $250 million or (ii) it has less than $100 million in annual revenues and no public float or public float of less than $700 million. For instance, smaller reporting companies are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Controlled Company Exemption

Our Chief Executive Officer and director, Christopher Ruddy, holds 39,239,297 shares of Class A Common Stock. Each share of Class A Common Stock gives the holder ten votes per share. Each share of Class B Common Stock is entitled to one vote per share. Accordingly, Mr. Ruddy holds approximately 81.5% of the voting stock of the Company. As a result, we are a “controlled company” within the meaning of applicable NYSE rules as of the date of this prospectus and, consequently, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements.

THE OFFERING

Class B Common Stock to be offered by the Selling Stockholder	Up to 25,633,636 shares of Class B Common Stock, consisting of (i) 8,724 Commitment Shares and (ii) up to 25,624,912 shares of Class B Common Stock we may elect, in our discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time.

Terms of the offering	The Selling Stockholder will determine when and how it will dispose of any shares of common stock registered under this prospectus for resale.

Class B Common Stock outstanding prior to this offering	88,958,082 shares of Class B Common Stock.

Class B Common Stock to be outstanding after this offering	114,582,994 shares of Class B Common Stock, assuming the sale by us of a total of 25,624,912 shares of Class B Common Stock pursuant to the Purchase Agreement. The actual number of shares issued will vary depending upon the actual sale prices under the Purchase Agreement.

Use of proceeds

We will not receive any proceeds from the resale of shares of our Class B Common Stock offered by this prospectus by the Selling Stockholder. However, we may receive up to $1,200,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Class B Common Stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement, if any, from time to time in our discretion.

We expect to use the net proceeds that we receive from sales, if any, under the Purchase Agreement, for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus, as well as other information included and incorporated by reference in this prospectus, for a discussion of factors you should read and consider carefully before investing in Class B Common Stock.

NYSE Symbol	NMAX

The number of shares of our Class B Common Stock to be outstanding after this offering as shown above is based on 88,958,082 shares outstanding as of April 16, 2025 and excludes as of that date:

●	757,156 shares of Class B Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $4.97 under Company’s equity incentive plan;

●	3,364,500 shares of Class B Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $10.00 under Company’s 2025 Omnibus Equity Incentive Plan;

●	1,933,333 shares of Class B Common Stock issuable upon the exercise of warrants with a weighted average exercise price per share of $9.05;

●	3,135,500 shares of Class B Common Stock reserved for issuance pursuant to the Company’s 2025 Omnibus Equity Incentive Plan; and

●	39,239,297 shares of Class B Common Stock issuable upon conversion of Class A Common Stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus, you should carefully consider the risks described below and in the section titled “Risk Factors” in our Annual Report on Form 10-K for our most recent fiscal year filed with the SEC, any amendment or updates thereto reflected in subsequent filings with the SEC, and in other reports we file with the SEC that are incorporated by reference herein, before making an investment decision. The following risks are presented as of the date of this prospectus and we expect that these will be updated from time to time in our periodic and current reports filed with the SEC, which will be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our securities.

The risks and uncertainties described therein and below could materially adversely affect our business, operating results and financial condition, as well as cause the value of our securities to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus, or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Cautionary Statements Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements. The risks described below and contained in our Annual Report on Form 10-K and in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreement.

On April 4, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder committed to purchase up to $1,200,000,000 in shares of our Class B Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Class B Common Stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion, from time to time, over a 24-month period commencing on the date of the Purchase Agreement. We generally have the right to control the timing and amount of any sales of our shares of our common stock to the Selling Stockholder under the Purchase Agreement. Sales of our Class B Common Stock to the Selling Stockholder under the Purchase Agreement will depend upon market conditions as well as other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all or a portion of the shares of our common stock that may be available pursuant to the Purchase Agreement, or decide to terminate the Purchase Agreement or not sell to the Selling Stockholder any shares of our Class B Common Stock that may be available for us to sell to the Selling Stockholder thereunder.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of our Class B Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the market prices of our Class B Common Stock during the applicable pricing period for each purchase, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our Class B Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $1,200,000,000 of our Class B Common Stock to the Selling Stockholder, only 25,624,912 shares of our Class B Common Stock that may be issued to the Selling Stockholder under the Purchase Agreement are being registered for resale by the Selling Stockholder under the registration statement that includes this prospectus.

If we elect to sell to the Selling Stockholder all of the 25,624,912 shares of our Class B Common Stock being registered for resale by the Selling Stockholder in the registration statement that includes this prospectus, depending on the market prices of our Class B Common Stock during the applicable pricing period for each purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $1,200,000,000 total commitment originally available to us under the Purchase Agreement.

For illustrative purposes, if we were to sell all the shares registered herein to the Selling Stockholder at the closing trade price of our Class B Common Stock on April 15, 2025, which was $26.14 per share, the Company would receive gross proceeds of approximately $669.8 million. Net proceeds received by the Company would be subject to applicable minor discounts and the purchase price elections as described further in this prospectus in the section entitled “Committed Equity Financing.”

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 25,624,912 shares being registered for resale under the registration statement that includes this prospectus, in order to receive aggregate gross proceeds equal to the total commitment of $1,200,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class B Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. We will need to obtain stockholder approval to issue shares of our Class B Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with the NYSE listing rules, unless otherwise allowable under NYSE rules. In addition, the Selling Stockholder will not be required to purchase any shares of our Class B Common Stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding 4.99% of the then-outstanding voting power or number of shares of our Class B Common Stock.

Pursuant to the Purchase Agreement, we may sell to Yorkville up to $1,200,000,000 of our Class B Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. We are only registering 25,633,636 shares of our Class B Common Stock for resale by Yorkville under this prospectus. The number of shares of our Class B Common Stock ultimately offered for resale by Yorkville is dependent upon the number of shares of our Class B Common Stock we ultimately sell to Yorkville under the Purchase Agreement. See the section entitled “Committed Equity Financing” for more information. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our Class B Common Stock to the Selling Stockholder under the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares.

Future sales and issuances of our Class B Common Stock or other securities might result in significant dilution to our existing stockholders and could cause the price of our Class B Common Stock to decline.

To raise capital, we may sell our Class B Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the Selling Stockholder, and the Selling Stockholder or investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class B Common Stock, or securities convertible or exchangeable into our Class B Common Stock, in future transactions may be higher or lower than the price per share paid by the Selling Stockholder. Any sales of additional shares, including securities of notes convertible into Class B Common Stock or warrants or other securities to purchase Class B Common Stock, will dilute the interests of our existing stockholders.

Sales of a substantial number of shares of our Class B Common Stock in the public market or the perception that these sales might occur could depress the market price of our Class B Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Class B Common Stock. In addition, the sale of substantial amounts of our Class B Common Stock could adversely impact its price.

Our management team will have broad discretion as to the use of the proceeds from our sale of Class B Common Stock to the Selling Stockholder under the Purchase Agreement, and such uses may not improve our financial condition or market value.

Our management will have broad discretion as to the application of such net proceeds for working capital purposes and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or advance our business objectives. The failure of our management team to use such proceeds effectively could have a material adverse effect on our business, financial condition and results of operations.

The market price of our Class B Common Stock has been extremely volatile and may continue to be volatile due to numerous circumstances beyond our control.

The market price of our Class B Common Stock has fluctuated, and may continue to fluctuate, widely, due to many factors, some of which may be beyond our control. These factors include, without limitation:

●	“short squeezes”;

●	comments by securities analysts or other third parties, including blogs, articles, message boards and social and other media;

●	large stockholders exiting their position in our Class B Common Stock or an increase or decrease in the short interest in our Class B Common Stock;

●	actual or anticipated fluctuations in our financial and operating results;

●	the effect of changes in tax rates in the jurisdictions in which we operate;

●	negative public perception of us, our competitors or industry; and

●	overall general market fluctuations.

These broad market fluctuations may adversely affect the trading price of our Class B Common Stock. These and other external factors have caused and may continue to cause the market price and demand for our Class B Common Stock to fluctuate substantially, which may limit or prevent our stockholders from readily selling their shares of our Class B Common Stock and may otherwise negatively affect the liquidity of our Class B Common Stock.

A “short squeeze” due to a sudden increase in demand for shares of our Class B Common Stock that largely exceeds supply has led to, and may continue to lead to, extreme price volatility in shares of our Class B Common Stock.

Investors may purchase shares of our Class B Common Stock to hedge existing exposure or to speculate on the price of our Class B Common Stock. Speculation on the price of our Class B Common Stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Class B Common Stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our Class B Common Stock for delivery to lenders of our Class B Common Stock. Those repurchases may in turn, dramatically increase the price of shares of our Class B Common Stock until additional shares of our Class B Common Stock are available for trading or borrowing. This is often referred to as a “short squeeze.”

Information available in public media that is published by third parties, including blogs, articles, message boards and social and other media may include statements not attributable to the Company and may not be reliable or accurate.

We have received, and may continue to receive, a high degree of media coverage that is published or otherwise disseminated by third parties, including blogs, articles, message boards and social and other media. This includes coverage that is not attributable to statements made by our officers or associates. Information provided by third parties may not be reliable or accurate and could materially impact the trading price of our Class B Common Stock which could cause stockholders to lose their investments.

COMMITTED EQUITY FINANCING

On April 4, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right, but not the obligation, to sell to the Selling Stockholder up to $1,200,000,000 of our Class B Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of shares of our Class B Common Stock to the Selling Stockholder under the Purchase Agreement, and the timing of any such sales, are at our option. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement of which this prospectus forms a part with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 25,633,636 shares of Class B Common Stock, consisting of 8,724 Commitment Shares that we issued to the Selling Stockholder as payment of a commitment fee for the Selling Stockholder’s obligations under the Purchase Agreement.

We do not have the right to commence any sales of shares of our Class B Common Stock to the Selling Stockholder under the Purchase Agreement until the date on which all of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement have been satisfied, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC. Upon the satisfaction of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement, we may, from time to time, until the 24-month anniversary of the date of the Purchase Agreement, direct the Selling Stockholder to purchase a specified amount of shares of our Class B Common Stock (each such sale, an “Advance”) by delivering written notice to the Selling Stockholder (each, an “Advance Notice”).

The per share subscription price the Selling Stockholder will pay for the shares of our Class B Common Stock will be either of the following, at our election:

(i) 97% of the VWAP (as defined below) during the pricing period commencing upon receipt by the Selling Stockholder of an Advance Notice (or the next trading day if received after the close of the market) and terminating at the close of market on such day; or

(ii) 97.25% of the lowest daily VWAP during the three consecutive trading days commencing on (x) the trading day the Advance Notice is received by the Selling Stockholder if received prior to 9:30 AM eastern time, or (y) the immediately succeeding trading day if received after 9:30 AM eastern time.

“VWAP” means, for any trading day or specified period, the daily volume weighted average price of our Class B Common Stock for such period on the NYSE as reported by Bloomberg L.P. There is no upper limit on the subscription price per share that the Selling Stockholder could be obligated to pay for the shares of our Class B Common Stock.

In the case of the election pursuant to clause (i), if the total number of shares of Class B Common Stock traded during the pricing period is less than the Volume Threshold, then the number of shares of Class B Common Stock issued and sold pursuant to such Advance Notice will be reduced to the greater of (A) 30% of the trading volume during such pricing period and (B) the number of shares of Class B Common Stock sold by the Selling Stockholder during the pricing period. The “Volume Threshold” is equal to the number of shares of Class B Common Stock requested by us in the Advance divided by 0.30.

In the case of the election pursuant to clause (ii), we may set a minimum price, and if the VWAP on any trading day during the three-day pricing period is below such minimum price, then for each such trading day, the requested Advance amount will be reduced by an amount equal to 33% of the original amount requested in the Advance and such day will not be factored in to the determination of the price paid by the Selling Stockholder. Notwithstanding the foregoing, the Purchase Agreement permits the Selling Stockholder to sell shares of Class B Common Stock on a day in which the VWAP is below the minimum price set by us, but the Selling Stockholder must pay us 97.25% of such minimum price set by us multiplied by the number of shares of Class B Common Stock sold.

We will control the timing and amount of any sales of shares of Class B Common Stock to the Selling Stockholder. Actual sales of shares of our Class B Common Stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Class B Common Stock Common Stock and determinations by us as to the appropriate sources of funding for our business and operations.

The Selling Stockholder will not be obligated to subscribe to any shares of our Class B Common Stock under the Purchase Agreement which, when aggregated with all other shares then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Selling Stockholder and its affiliates to exceed 4.99% of the outstanding voting power or number of our Class B Common Stock.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of Class B Common Stock to the Selling Stockholder. We expect that any proceeds received by us from such sales to the Selling Stockholder will be used for working capital and general corporate purposes.

As consideration for the Selling Stockholder’s commitment to purchase shares of Class B Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agreed to pay the Selling Stockholder, (i) a structuring fee in the amount of $25,000 and (ii) a commitment fee in the form of $500,000 of shares of Class B Common Stock (the “Commitment Shares”) based on the VWAP on the trading day prior to the date of the Purchase Agreement. We issued 8,724 Commitment Shares to the Selling Stockholder following execution of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

We will not effect any sales under the Purchase Agreement and the Selling Stockholder will not have any obligation to purchase shares of Class B Common Stock under the Purchase Agreement to the extent that after giving effect to such purchase and sale the aggregate number of shares of Class B Common Stock issued under the Purchase Agreement together with any shares of Class B Common Stock issued in connection with any other transactions that may be considered part of the same series of transactions, where the number of shares issued would exceed the Exchange Cap representing 19.99% of our outstanding common stock (including our Class A common stock on as-converted basis). Thus, we may not have access to the right to sell the full $1,200,000,000 shares of Class B Common Stock to the Selling Stockholder.

We do not know what the subscription price for the shares of Class B Common Stock will be and therefore cannot be certain as to the number of shares of Class B Common Stock we might issue to the Selling Stockholder under the Purchase Agreement.

There are substantial risks to stockholders as a result of the sale and issuance of shares of our Class B Common Stock to the Selling Stockholder under the Purchase Agreement. These risks include the potential for substantial dilution and significant declines in the share price of our securities. See “Risk Factors” beginning on page 5 of this prospectus and in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Advances of Shares Under the Purchase Agreement

Advances

We have the right, but not the obligation, from time to time at our discretion, and up to an aggregate subscription amount of $1,200,000,000, to direct the Selling Stockholder to Advance a specified maximum amount of shares by delivering an Advance Notice on any trading day. Each Advance may be up to such amount as is equal to 100% of the average daily volume traded of our Class B Common Stock during the 5 trading days immediately prior to the date we request each Advance.

Conditions to Each Advance

The Selling Stockholder’s obligation to accept Advance Notices that are timely delivered by us under the Purchase Agreement and to purchase shares in Advances under the Purchase Agreement, is subject to the satisfaction, at the applicable date of delivery of an Advance Notice, of certain conditions, including:

●	the accuracy in all material respects of the representations and warranties of us included in the Purchase Agreement;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares that may be issued and sold by us to the Selling Stockholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and we shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations;

●	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

●	us having obtained all permits and qualifications required by any applicable state for the offer and issuance of all the shares issuable pursuant to such Advance Notice or shall have the availability of exemptions therefrom. The issuance of such shares shall be legally permitted by all laws and regulations to which we are subject;

●	no condition, occurrence, state of facts or event constituting a Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

●	no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by the Purchase Agreement;

●	the shares are quoted for trading on the NYSE (or another nationally recognized principal trading market) and all the shares issuable pursuant to such Advance Notice will be approved for trading on such exchange. The issuance of shares with respect to the applicable Advance Notice will not violate the shareholder approval requirements of the exchange; and

●	there shall be a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to such Advance Notice; and

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the 24-month anniversary of the date of the Purchase Agreement; and

●	the date on which the Selling Stockholder shall have purchased shares under the Purchase Agreement for an aggregate gross purchase price equal to $1,200,000,000;

We also have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five (5) trading days’ prior written notice to the Selling Stockholder, provided that there are no outstanding Advance Notices under which we are to issue shares.

We and the Selling Stockholder may also agree to terminate the Purchase Agreement by mutual written consent. Neither we nor the Selling Stockholder may assign or transfer their respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by us or the Selling Stockholder other than by an instrument in writing signed by both parties.

No Short-Selling by the Selling Stockholder

The Selling Stockholder has agreed that it and its affiliates will not engage in any short sales during the term of the Purchase Agreement with respect to the shares of Class B Common Stock. The Purchase Agreement stipulates that the Selling Stockholder may sell our shares of Class B Common Stock to be issued pursuant to an Advance Notice, following receipt of the Advance Notice, but prior to receiving such shares and may sell other shares of Class B Common Stock acquired pursuant to the Purchase Agreement that the Selling Stockholder has continuously held from a prior date of acquisition.

Effect of Sales of Shares of Class B Common Stock under the Purchase Agreement on Stockholders

All shares of Class B Common Stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement, when registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of Class B Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at its discretion over the term of the Purchase Agreement. The resale by the Selling Stockholder of a significant amount of shares registered for resale at any given time, or the perception that such sales may occur, could cause the market price of our Class B Common Stock to decline and to be highly volatile. Sales of shares of our Class B Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Class B Common Stock that may be available to sell to the Selling Stockholder pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Class B Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, the Selling Stockholder may resell all, some or none of such shares in its discretion and at different prices subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of the Purchase Agreement arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Because the purchase price per share to be paid by the Selling Stockholder for the shares that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class B Common Stock during the applicable Pricing Period (as defined in the Purchase Agreement), as of the date of this prospectus, we cannot reliably predict the number of shares of Class B Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share of Class B Common Stock to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. For illustrative purposes, if we were to sell all the shares registered herein to the Selling Stockholder at the closing trade price of our Class B Common Stock on April 15, 2025, which was $26.14 per share, the Company would receive gross proceeds of approximately $669.8 million. Net proceeds received by the Company would be subject to applicable minor discounts and the purchase price elections as further described above.

The issuance, if any, of shares of our Class B Common Stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares that existing stockholders own would not decrease as a result of sales, if any, under the Purchase Agreement, the shares owned by our existing stockholders would represent a smaller percentage of our total outstanding Class B Common Stock after any such issuance.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 25,633,636 shares of Class B Common Stock that have been and may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of Class B Common Stock being offered by this prospectus, see the section entitled “Committed Equity Financing” above. We are registering the shares of Class B Common Stock being offered by this prospectus pursuant to the provisions of the Purchase Agreement we entered into with the Selling Stockholder on April 4, 2025 in order to permit the Selling Stockholder to offer such shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, and as set forth in the section entitled “Plan of Distribution” in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means YA II PN, Ltd., a Cayman Islands exempt limited partnership, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the Selling Stockholder’s interest in the Class B Common Stock other than through a public sale.

The table below presents information regarding the Selling Stockholder and the shares of Class B Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of April 16, 2025. The number of shares in the column entitled “Maximum Number of Shares of Class B Common Stock to be Offered” represents all of the shares of Class B Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all, or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our Class B Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of Class B Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Class B Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 88,958,082 shares of our Class B Common Stock outstanding on April 16, 2025. Because the purchase price to be paid by the Selling Stockholder for shares of Class B Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more Advances from time to time under the Purchase Agreement will be determined on the applicable Advance Dates for such Advances, the actual number of shares of Class B Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column in the table below assumes the resale by the Selling Stockholder of all of the shares of Class B Common Stock being offered for resale pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholder has sole voting and investment power with respect to all shares of Class B Common Stock that it beneficially owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholder, the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Class B Common Stock Beneficially Owned		Maximum Number of Shares of Class B Common Stock Being	Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class B Common Stock Are Sold
Name of Selling Securityholder	Number(1)	Percent	Offered	Number(2)	Percent
YA II PN, Ltd.(3)	282,013	*	25,633,636	273,289	*	%

*	Less than one percent.

(1)	Represents 8,724 Commitment Shares we issued to the Selling Stockholder in consideration for entering into the Purchase Agreement with us and 273,289 shares of Class B Common Stock acquired by Yorkville in the Private Placement (as hereinafter defined). In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Advances of Class B Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Class B Common Stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our Class B Common Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our Class B Common Stock to exceed the 4.99% Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our Class B Common Stock under the Purchase Agreement in excess of the Exchange Cap, unless we obtain stockholder approval to do so, or unless otherwise allowable under NYSE rules.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

(3)	YA II PN, Ltd. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, Ltd. are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of the Selling Stockholder, Yorkville LP and Yorkville LLC is 1012 Springfield Avenue, Mountainside, New Jersey 07092.

USE OF PROCEEDS

This prospectus relates to shares of our Class B Common Stock that may be offered and sold from time to time by the Selling Stockholder. All of the Class B Common Stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We may receive up to $1,200,000,000 aggregate of gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive from sales, if any, under the Purchase Agreement, for working capital and general corporate purposes. The amounts and timing of these expenditures will depend on a number of factors, such as the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the Purchase Agreement in interest-bearing, investment-grade instruments.

PLAN OF DISTRIBUTION

The shares of Class B Common Stock offered by this prospectus are being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Stockholder. We may receive up to $1,200,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder after the date of this prospectus.

The sale of the shares of our Class B Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Class B Common Stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then-current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer may receive commissions from the Selling Stockholder for executing such sales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares of our Class B Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class B Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class B Common Stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our Class B Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters, or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Class B Common Stock covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Class B Common Stock under the Purchase Agreement, we have issued to the Selling Stockholder 8,724 shares of our Class B Common Stock as Commitment Shares upon execution of the Purchase Agreement. In addition, we have paid the Selling Stockholder a structuring fee of $25,000 in connection with the structuring and due diligence of the transactions by the Selling Stockholder under the Purchase Agreement.

On April 2, 2025, we entered into a financial advisory agreement (the “Advisory Agreement”) with Maxim Group LLC ("Maxim"), pursuant to which we appointed Maxim to provide advisory services to us in connection with the transactions contemplated by the Purchase Agreement. Pursuant to the Advisory Agreement, we paid Maxim a cash fee of $175,000.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our Class B Common Stock offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder or any entity managed or controlled by the Selling Stockholder engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction that establishes a net short position with respect to our Class B Common Stock. The Selling Stockholder has agreed that, during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Class B Common Stock offered by this prospectus have been sold by the Selling Stockholder.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Becker & Poliakoff, P.A., Fort Lauderdale, Florida, will pass upon the validity of the shares of our Class B Common Stock offered hereby.

EXPERTS

The consolidated financial statements of Newsmax Inc. as of December 31, 2024 and 2023 and for the years then ended incorporated by reference herein, have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to herein are also available on our website, Newsmax.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on and after the date of the initial filing of the registration statement of which this prospectus is a part prior to the effectiveness of the registration statement, (2) prior to the effectiveness of the registration statement of which this prospectus is a part, and (3) after the date of effectiveness of this prospectus until the offering of the underlying securities is terminated; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended by the Form 10-K/A filed with the SEC on April 2, 2025;

●	The Company’s Current Reports on Form 8-K filed with the SEC on March 28, 2025 and April 7, 2025;

●

The description of the Company’s common stock contained in its Registration Statement on Form 8-A (File No. 001-42575) filed with the SEC on March 28, 2025, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

●	All other reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Newsmax Inc., 750 Park of Commerce Drive, Suite 100, Boca Raton, Florida 33487. You may also access these documents on our website at Newsmax.com.

Information on our website, including subsections, pages, or other subdivisions of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

NEWSMAX INC.

Up to 25,633,636 Shares of Class B Common Stock

PRELIMINARY PROSPECTUS

            , 2025

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares of Class B Common Stock being offered in this offering) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

SEC expenses	$97,132
Legal fees and expenses	$30,000
Accounting fees and expenses	$20,000
Miscellaneous expenses	$5,000
Total offering expenses	$152,132

Item 14. Indemnification of Directors and Officers

Under Section 607.0831 of the Florida Business Corporation Act, as amended (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes any of the following: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly; (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable (relating to liability for unlawful distributions); (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct; or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Under Section 607.0851 of the FBCA, except as otherwise provided in Section 607.0859 (as described below), and not in limitation of indemnification allowed under Section 607.0858 of the FBCA (regarding variation by corporate action), a corporation may indemnify an individual who is a party to any proceeding because the individual is or was a director or officer of the corporation against liability incurred in the proceeding if (a) the director or officer acted in good faith; (b) the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and (c) in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the director or officer did not meet the relevant standard of conduct described in this section of the FBCA. Unless ordered by a court, a corporation may not indemnify a director or an officer in connection with a proceeding by or in the right of the corporation except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

For purposes of the indemnification provisions of the FBCA, “director” or “officer” means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director or officer, manager, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or another enterprise or entity and the terms include, unless the context otherwise requires, the estate, heirs, executors, administrators, and personal representatives of a director or officer.

Section 607.0852 of the FBCA provides that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

Section 607.0853 of the FBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is or was a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined under Section 607.0854 or Section 607.0855 (as described below) that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Section 607.0854 of the FBCA provides that, unless the corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board of directors or of the shareholders in the specific case, a director or officer of the corporation who is a party to a proceeding because he or she is or was a director or officer may apply for indemnification or an advance for expenses, or both, to a court having jurisdiction over the corporation which is conducting the proceeding, or to a circuit court of competent jurisdiction. Our articles of incorporation do not provide any such exclusion. After receipt of an application and after giving any notice it considers necessary, the court may order indemnification or advancement of expenses upon certain determinations of the court.

Section 607.0855 of the FBCA provides that, unless ordered by a court under Section 607.0854, a corporation may not indemnify a director or officer under Section 607.0851 unless authorized for a specific proceeding after a determination has been made that indemnification is permissible because the director or officer has met the relevant standard of conduct set forth in Section 607.0851.

Section 607.0857 of the FBCA provides that a corporation has the power to purchase and maintain insurance on behalf of and for the benefit of an individual who is entitled to indemnification as set forth therein, whether or not the corporation would have the power to indemnify or advance expenses to the individual against the same liability under the FBCA, and Section 607.0858 of the FBCA provides that the indemnification provided pursuant to Section 607.0851 and Section 607.0852, and the advancement of expenses provided pursuant to Section 607.0853 are not exclusive. A corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers.

Section 607.0859 of the FBCA provides that, unless ordered by a court under the provisions of Section 607.0854 of the FBCA, a corporation may not indemnify a director or officer under Section 607.0851 or Section 607.0858 or advance expenses to a director or officer under Section 607.0853 or Section 607.0858 if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which a director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable (relating to unlawful distributions).

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the FBCA. In addition to the foregoing, each of Newsmax Inc. and Newsmax Media, Inc. carry a directors and officers insurance policy that covers certain liabilities of their respective officers and directors arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, Company. has or intends to enter into indemnification agreements with each of its executive officers and directors to provide these executive officers and directors with additional contractual assurances regarding the scope of the indemnification set forth in the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and to provide additional procedural protections.

The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these Articles of Incorporation provisions, Bylaw provisions, indemnification agreements and the insurance are necessary to attract and retain qualified persons as directors and officers.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act.

Private Placement

In June 2024, the Company launched an offering of its Series B Preferred Stock in a private placement (the “Private Placement”) pursuant to Regulation D. The initial offering was for up to 30,000 shares of Series B Preferred Stock at $5,000 per share for a base offering amount of $150 million, with the option to expand up to 45,000 shares of Series B Preferred Stock for an offering amount of $225 million. The Company completed the Private Placement on February 27, 2025, having sold 45,000 shares of its Series B Preferred Stock, resulting in net proceeds to the Company of approximately $207 million. In connection with the Private Placement, the Company issued a three-year warrant to Digital Offering, LLC, as placement agent for the Private Placement, exercisable for 600,000 shares of Series B Preferred Stock with an exercise price per share of $12.50. The shares of common stock described above were issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act in that such transactions did not involve a public offering and/or Regulation D promulgated thereunder.

Regulation A Offering

On February 7, 2025, the Company filed an offering statement on Form 1-A with the SEC for the sale of up to 7,500,000 shares of Class B Common Stock at $10.00 per share. The offering statement was declared qualified by the SEC on March 7, 2025. The Company completed the offering on March 28, 2025, having sold 7,500,000 shares of its Class B Common Stock, resulting in net proceeds to the Company of approximately $70.3 million, after deducting commissions. Digital Offering, LLC acted as lead selling agent. The shares of Class B Common Stock were issued pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 2 offerings.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 2.8 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 2.9 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
4.1	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 3.1 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
5.1*	Opinion of Becker & Poliakoff, P.A.
10.1+	Offer Letter by and between Newsmax Media, Inc. and Andrew Brown dated August 13, 2012 (Incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.2	Master Note by and between Newsmax Media, Inc. and The Northern Trust Company dated October 8, 2023 (Incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.3	Assignment and Assumption Agreement by and between Newsmax Media, Inc. and Newsmax Inc. dated April 29, 2024 (Incorporated by reference to Exhibit 4.7 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.4	Assignment and Assumption Agreement by and between Newsmax Media, Inc. and Newsmax Inc. dated April 29, 2024 (Incorporated by reference to Exhibit 4.8 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.5+	Amended and Restated Employment Agreement by and between Newsmax Media, Inc. and Christopher Ruddy dated June 3, 2024 (Incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.6+	Amended and Restated Employment Agreement by and between Newsmax Media, Inc. and Darryle Burnham dated June 3, 2024 (Incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.7	Form of Subscription Agreement for purchase of Class B Common Stock (Incorporated by reference to Exhibit 4.11 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.8	Form of Subscription Agreement (DealMaker) for purchase of Class B Common Stock (Incorporated by reference to Exhibit 4.13 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.9+	Form of Equity Incentive Plan (Incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.1	Form of Indemnification Agreement with Executive Officers and Directors of the Company (Incorporated by reference to Exhibit 6.7 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.11+	Form of Stock Option Agreement (Incorporated by reference to Exhibit 6.8 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.12+	2025 Omnibus Equity Incentive Plan (Incorporated by reference to Exhibit 6.9 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.13+	Stock Option Agreement (2025 Omnibus Equity Incentive Plan) (Incorporated by reference to Exhibit 6.10 to the Company’s Offering Statement on Form 1-A filed on March 6, 2025).
10.14	Selling Agency Agreement, dated March 7, 2025, between the Company and Digital Offering, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 28, 2025).
10.15	Standby Equity Purchase Agreement, dated April 4, 2025, by and between the Company and YA II PN, Ltd. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 7, 2025).
21.1	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2025).
23.1*	Consent of BDO USA P.C.
23.2*	Opinion of Becker & Poliakoff, P.A. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page hereto).
107*	Filing Fee Table

*	Filed herewith.
+	Indicates a management contract or compensatory plan.
¥	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act.

ii. Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on the 16th day of April, 2025.

NEWSMAX INC.

/s/ Christopher Ruddy
Christopher Ruddy
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Christopher Ruddy and Darryle Burnham, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or any substitute or substitutes for each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Christopher Ruddy	Chief Executive Officer and Director	April 16, 2025
Christopher Ruddy	(Principal Executive Officer)

/s/ Darryle Burnham	Chief Financial Officer	April 16, 2025
Darryle Burnham	(Principal Financial and Accounting Officer)

/s/ Nancy G. Brinker	Director	April 16, 2025
Nancy G. Brinker

/s/ Christopher N. Cox	Director	April 16, 2025
Christopher N. Cox

/s/ R. Alexander Acosta	Director	April 16, 2025
R. Alexander Acosta